As filed with the Securities and Exchange Commission on August 12, 2022

Registration No. 333-266620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IN8BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	82-5462585
(State or other jurisdiction of incorporation ororganization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 5th Avenue, Suite 5330

New York, New York 10118

(646) 600-6438

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Ho

President and Chief Executive Officer

IN8bio, Inc.

350 5th Avenue, Suite 5330

New York, New York 10118

(646) 600-6438

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman Jaime L. Chase Sarah Curry Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000	Patrick McCall Chief Financial Officer IN8bio, Inc. 350 5th Avenue, Suite 5330 New York, New York 10118 (646) 600-6438	Robert F. Charron John J. Hart Ellenoff Grossman & Schole LLP 1345 Avenue of Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-266620

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registration statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to IN8bio, Inc.’s (the “Registrant”) Registration Statement on Form S-1 (File No. 333-266620), declared effective on August 11, 2022 by the Securities and Exchange Commission (the “Registration Statement”). The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of Amendment No. 1 to the Initial Registration Statement (File No. 333-266620), filed with the Securities and Exchange Commission on August 9, 2022 and incorporated by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York, on August 12, 2022.

IN8bio, Inc.

By:	/s/ William Ho
William Ho
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William Ho	President, Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2022
William Ho

/s/ Patrick McCall	Chief Financial Officer	August 12, 2022
Patrick McCall	(Principal Financial and Accounting Officer)

*	Chairman	August 12, 2022
Alan S. Roemer

*	Director	August 12, 2022
Peter Brandt

*	Director	August 12, 2022
Emily T. Fairbairn

*	Director	August 12, 2022
Luba Greenwood

*	Director	August 12, 2022
Travis Whitfill

*By:	/s/ William Ho
William Ho Attorney-in-fact